Exhibit 99.1

Fate Therapeutics Reports Third Quarter 2021 Financial Results and Highlights Operational Progress

Initiated Enrollment in Phase 1 Clinical Studies of FT538 and FT576 for R/R Multiple Myeloma

FT596 Interim Phase 1 Data of 14 Patients in Single-Dose Escalation Cohorts 2 and 3 for R/R Lymphoma Showed 71% ORR and 50% CR; Differentiated Safety Profile with Two Low-Grade Events of CRS and No Events of ICANS or GVHD

FT516 Interim Phase 1 Data of 11 Patients in Multi-Dose, Multi-Cycle Escalation Cohorts 2 and 3 for R/R Lymphoma Showed 73% ORR and 55% CR; 63% of Responders Remained in Ongoing Response at Median Time of 5.2 Months; Enrollment in Multiple Disease-specific Expansion Cohorts Initiated

FT596 Oral and FT516 Poster Presentations to Highlight Updated Phase 1 Data for R/R Lymphoma at ASH on Monday, December 13; Eight Abstracts Accepted for Presentation

San Diego, CA – November 4, 2021 – Fate Therapeutics, Inc. (NASDAQ: FATE), a clinical-stage biopharmaceutical company dedicated to the development of programmed cellular immunotherapies for patients with cancer, today reported business highlights and financial results for the third quarter ended September 30, 2021.

“The interim Phase 1 data from our FT516 and FT596 programs in relapsed / refractory lymphoma demonstrate that our off-the-shelf, iPSC-derived NK cell product candidates have the potential to deliver substantial therapeutic benefit for patients along with a differentiated safety profile that supports outpatient treatment. We look forward to sharing additional clinical data from both of these programs at the American Society of Hematology Annual Meeting in December,” said Scott Wolchko, President and Chief Executive Officer of Fate Therapeutics. “We also continue to be pleased with the clinical advancement of our multiplexed-engineered, iPSC-derived NK cell pipeline, where we have now successfully treated the first patients with FT516 in disease-specific expansion cohorts for lymphoma and with FT538 in combination with daratumumab for multiple myeloma. Additionally, we have successfully completed GMP manufacture and release of FT576, our multi-antigen targeted, CAR BCMA product candidate for multiple myeloma, and have initiated enrollment in our Phase 1 study.”

B-cell Malignancy Disease Franchise

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Positive FT596 Interim Phase 1 Clinical Data Observed in Single-dose Treatment Regimens. In August, the Company highlighted interim clinical data from its dose-escalating Phase 1 study of FT596 as monotherapy and in combination with rituximab for the treatment of relapsed / refractory (r/r) B-cell lymphoma (BCL). As of the data cutoff date of June 25, 2021, in the second (90 million cells) and third (300 million cells) dose cohorts of the single-dose monotherapy and combination regimens, 10 of 14 patients (71%) achieved an objective response (ORR), including seven patients (50%) that achieved a complete response (CR), on Day 29 as assessed by PET-CT scan per Lugano 2014 criteria. Treatment with FT596 was well tolerated, with two reported low-grade adverse events (one Grade 1, one Grade 2) of cytokine release syndrome (CRS) and no reported adverse events of immune effector cell-associated neurotoxicity syndrome (ICANS) or graft-versus-host disease (GVHD). Dose escalation is ongoing with enrollment in the fourth (900 million cells) single-dose cohorts. In addition, the Company has initiated enrollment of a two-dose treatment schedule in both regimens, with FT596 administered on Day 1 and Day 15 at 300 million cells per dose with the potential to dose escalate to 900 million cells per dose.
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Encouraging Safety Profile with Second FT596 Cycle Supports Re-treatment. The FT596 Phase 1 clinical protocol allows for the re-treatment of eligible patients with a second FT596 cycle. As of the June 25, 2021 data cutoff date, in the second (90 million cells) and third (300 million cells) dose cohorts, eight of 10 patients responding after the first single-dose cycle were re-treated with a second single-dose cycle. Of these eight re-treated patients, four patients with CR at the end of the first cycle remained in CR following disease assessment at the end of the second cycle, and the other four patients had not yet been assessed for response following the end of the second cycle. The second cycle was well tolerated, and no adverse events of CRS, ICANS, or GVHD were observed.
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Positive FT516 Interim Phase 1 Clinical Data Reported in Multi-dose, Multi-cycle Treatment Regimen. In August, the Company updated interim clinical data from its dose-escalating Phase 1 study of FT516 in combination with rituximab for the treatment of r/r BCL. As of the data cutoff date of July 7, 2021, in the second and third multi-dose cohorts (90 million cells per dose and 300 million cells per dose, respectively), eight of 11 patients (73%) achieved an objective response, including six patients (55%) that achieved CR, on Day 29 of the second FT516 treatment cycle as assessed by PET-CT scan per Lugano 2014 criteria. Five of the 11 patients (45%) maintained their response without further therapeutic intervention, including four patients that remained in CR (4.6-9.5 months) and one patient that remained in partial response (6.1 months). The multi-dose, multi-cycle treatment regimen was well tolerated, and no adverse events of CRS, ICANS, or GVHD were reported.
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Dose-expansion Stage of FT516 Phase 1 Study Initiated. The Company has completed enrollment in the dose-escalation stage of its Phase 1 study of FT516 in combination with rituximab for the treatment of r/r BCL, and has initiated enrollment in the study’s dose-expansion stage at 900 million cells per dose. The Company plans to enroll patients in three disease-specific expansion cohorts using cyclophosphamide (Cy) and fludarabine (Flu) as conditioning chemotherapy: patients with r/r aggressive lymphomas who have previously been treated with CD19-targeted CAR T-cell therapy; patients with r/r aggressive lymphomas who are naïve to treatment with CD19-targeted CAR T-cell therapy; and patients with r/r follicular lymphoma. In addition, the Company plans to enroll an expansion cohort without Cy / Flu conditioning chemotherapy, combining FT516 with rituximab and bendamustine, a standard-of-care treatment regimen for lymphoma.
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Landmark Phase 1 Study of Off-the-shelf, iPSC-derived CAR T-cell Therapy Ongoing at Multiple Sites. In July, the first patient was treated in the Company’s landmark Phase 1 clinical trial of FT819, the first-ever T-cell therapy manufactured from a clonal master induced pluripotent stem cell (iPSC) line to undergo clinical investigation. The product candidate’s clonal master iPSC line is created from a single iPSC that has a novel CD19-targeted 1XX CAR construct (1XX-CAR19) integrated into the T-cell receptor alpha constant (TRAC) locus, ensuring complete bi-allelic disruption of T-cell receptor expression and promoting uniform CAR expression. The first patients have been treated with a single FT819 dose of 90 million cells for r/racute lymphoblastic leukemia (ALL) and for r/r BCL, and the study is open to patient recruitment at three U.S. sites.

AML Disease Franchise

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FT538 Phase 1 Study Enrolling in Dose Cohort 2. The Company is currently enrolling patients in the second multi-dose cohort (300 million cells per dose) in its dose-escalating Phase 1 study of FT538 as monotherapy for the treatment of r/r acute myeloid leukemia (AML). In addition, enrollment has commenced in an investigator-initiated Phase 1 clinical trial of FT538 in combination with the CD38-targeted monoclonal antibody daratumumab in patients with r/rAML, a therapeutic strategy designed to exploit the product candidate’s proprietary high-affinity, non-cleavable (hnCD16) receptor and CD38 knock-out (CD38KO) to recognize, bind, and kill CD38+ leukemic blasts through antibody-dependent cellular cytotoxicity (ADCC).
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Dose-escalation Stage of FT516 Phase 1 Clinical Trial Completed. The Company completed enrollment in the dose-escalation stage of its Phase 1 study of FT516 as monotherapy for the treatment of r/r AML, having enrolled seven patients in the third multi-dose cohort (900 million cells per dose). The maximum tolerated dose was not established with the third multi-dose cohort, and treatment with FT516 was well-tolerated.

Multiple Myeloma Franchise

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First Patient Treated in Phase 1 Study of FT538 in Combination with Daratumumab. The Phase 1 clinical trial is designed to assess three once-weekly doses of FT538 in combination with daratumumab for patients with r/r multiple myeloma (MM). The first patient has been treated in the first multi-dose cohort (100 million cells per dose), and the study is open to patient recruitment at seven U.S. sites.
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Initiated Enrollment in FT576 Phase 1 Study. FT576 is derived from a clonal master iPSC line engineered with four functional components (CAR-BCMA + hnCD16 + IL-15RF + CD38KO) designed to enable multi-antigen targeting of myeloma cells, augment ADCC, promote NK cell activation without exogenous cytokine support, enhance NK cell persistence and prevent anti-CD38 monoclonal antibody-induced fratricide. The Company has initiated enrollment of a multi-center Phase 1 clinical trial to assess single-dose and multi-dose treatment regimens of FT576 as monotherapy and in combination with daratumumab for the treatment of r/r MM.

Solid Tumor Franchise

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Initiated Enrollment in Phase 1 Study of FT538 in Combination with Monoclonal Antibody Therapy. The Phase 1 clinical trial is designed to assess the safety and activity of three once-weekly doses of FT538 in combination with monoclonal antibody therapy for the treatment of a broad array of solid tumors. The clinical protocol includes combination with each of three monoclonal antibodies: EGFR-targeted cetuximab; HER2-targeted trastuzumab; and PDL1-targeted avelumab. Each patient is eligible to receive up to two FT538 treatment cycles, with each cycle consisting of three days of outpatient lympho‑conditioning, three once-weekly infusions of FT538, and monoclonal antibody therapy.

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FT536 Preclinical Data to be Featured at SITC in Oral Presentation. At the 36th Annual Meeting of the Society for Immunotherapy of Cancer (SITC), the Company plans to present IND-enabling preclinical data for FT536, its off-the-shelf, multiplexed-engineered, iPSC-derived NK cell product candidate that incorporates a novel CAR targeting the alpha-3 domain of the pan-tumor associated stress antigens MICA and MICB. The clonal master iPSC bank for FT536 was created from a single iPSC engineered with four functional elements, including the CAR which has a novel binding domain designed to overcome common tumor escape mechanisms mediated by loss of MHC Class I expression and by shedding of MICA and MICB. The Company expects to submit an Investigational New Drug (IND) application for FT536 in the fourth quarter of 2021 for the treatment of advanced solid tumors, including in combination with monoclonal antibody therapy to promote multi-antigen targeting.

Other Corporate Highlights

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Peer-Reviewed Cell Stem CellPublication Highlights Adaptive Phenotype and Functionality of FT538.The peer-reviewed article entitled “Harnessing features of adaptive NK cells to generate iPSC-derived NK cells for enhanced immunotherapy” describes preclinical studies showing that FT538 shares metabolic, transcriptional, and functional features with adaptive NK cells, a rare subset of NK cells with memory-like properties that have a genome-wide epigenetic profile and recall response that parallel cytotoxic effector CD8+ T cells. The published data demonstrate that FT538 exhibits significantly enhanced serial killing and functional persistence compared to peripheral blood NK cells. The superior anti-tumor activity of FT538 was attributable to its novel engineered components, including the knockout of CD38 and the expression of IL-15/IL-15R fusion protein, which were shown to improve metabolic fitness, increase resistance to oxidative stress, and induce transcription of proteins that control NK cell activation and effector function. The studies in the Cell Stem Cell publication were conducted as part of a collaboration between scientists at Fate Therapeutics and the laboratory of Jeffrey S. Miller, M.D., University of Minnesota, and were led by Frank Cichocki, Ph.D., University of Minnesota.

Third Quarter 2021 Financial Results

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Cash & Investment Position: Cash, cash equivalents and investments as of September 30, 2021 were $803.6 million.
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Total Revenue: Revenue was $14.2 million for the third quarter of 2021, which was derived from the Company’s collaborations with Janssen and Ono Pharmaceutical.
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R&D Expenses: Research and development expenses were $53.1 million for the third quarter of 2021, which includes $8.6 million of non-cash stock-based compensation expense.
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G&A Expenses: General and administrative expenses were $15.7 million for the third quarter of 2021, which includes $5.0 million of non-cash stock-based compensation expense.
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Shares Outstanding: Common shares outstanding were 95.4 million, and preferred shares outstanding were 2.8 million, as of September 30, 2021. Each preferred share is convertible into five common shares.

Today's Conference Call and Webcast

The Company will conduct a conference call today, Thursday, November 4, 2021 at 5:00 p.m. ET to review financial and operating results for the quarter ended September 30, 2021. In order to participate in the conference call, please dial 877-303-6235 (toll free) or 631-291-4837 (toll) and refer to conference ID 9459084. The live webcast can be accessed under "Events & Presentations" in the Investors section of the Company's website at www.fatetherapeutics.com. The archived webcast will be available on the Company's website beginning approximately two hours after the event.

About Fate Therapeutics’ iPSC Product Platform

The Company’s proprietary induced pluripotent stem cell (iPSC) product platform enables mass production of off-the-shelf, engineered, homogeneous cell products that can be administered with multiple doses to deliver more effective pharmacologic activity, including in combination with other cancer treatments. Human iPSCs possess the unique dual properties of unlimited self-renewal and differentiation potential into all cell types of the body. The Company’s first-of-kind approach involves engineering human iPSCs in a one-time genetic modification event and selecting a single engineered iPSC for maintenance as a clonal master iPSC line. Analogous to master cell lines used to manufacture biopharmaceutical drug products such as monoclonal antibodies, clonal master iPSC lines are a renewable source for manufacturing cell therapy products which are well-defined and uniform in composition, can be mass produced at significant scale in a cost-effective manner, and can be delivered off-the-shelf for patient treatment. As a result, the Company’s platform is uniquely capable of overcoming numerous limitations associated with the production of cell therapies using patient- or donor-sourced cells, which is logistically complex and expensive and is subject to batch-to-batch and cell-to-cell variability that can affect clinical safety and efficacy. Fate Therapeutics’ iPSC product platform is supported by an intellectual property portfolio of over 350 issued patents and 150 pending patent applications.

About FT516

FT516 is an investigational, universal, off-the-shelf natural killer (NK) cell cancer immunotherapy derived from a clonal master induced pluripotent stem cell (iPSC) line engineered to express a novel high-affinity 158V, non-cleavable CD16 (hnCD16) Fc receptor, which has been modified to prevent its down-regulation and to enhance its binding to tumor-targeting antibodies. CD16 mediates antibody-dependent cellular cytotoxicity (ADCC), a potent anti-tumor mechanism by which NK cells recognize, bind and kill antibody-coated cancer cells. ADCC is dependent on NK cells maintaining stable and effective expression of CD16, which has been shown to undergo considerable down-regulation in cancer patients. In addition, CD16 occurs in two variants, 158V or 158F, that elicit high or low binding affinity, respectively, to the Fc domain of IgG1 antibodies. Numerous clinical studies with FDA-approved tumor-targeting antibodies, including rituximab, trastuzumab and cetuximab, have demonstrated that patients homozygous for the 158V variant, which is present in only about 15% of patients, have improved clinical outcomes. FT516 is being investigated in a multi-dose Phase 1 clinical trial as a monotherapy for the treatment of acute myeloid leukemia and in combination with CD20-targeted monoclonal antibodies for the treatment of advanced B-cell lymphoma (NCT04023071). Additionally, FT516 is being investigated in a multi-dose Phase 1 clinical trial in combination with avelumab for the treatment of advanced solid tumors resistant to anti-PDL1 checkpoint inhibitor therapy (NCT04551885).

About FT596

FT596 is an investigational, universal, off-the-shelf natural killer (NK) cell cancer immunotherapy derived from a clonal master induced pluripotent stem cell (iPSC) line engineered with three anti-tumor functional modalities: a proprietary chimeric antigen receptor (CAR) optimized for NK cell biology that targets B-cell antigen CD19; a novel high-affinity 158V, non-cleavable CD16 (hnCD16) Fc receptor, which has been modified to prevent its down-regulation and to enhance its binding to tumor-targeting antibodies; and an IL-15 receptor fusion (IL-15RF) that augments NK cell activity. In preclinical studies of FT596, the Company has demonstrated that dual activation of the CAR19 and hnCD16 targeting receptors enhances cytotoxic activity, indicating that multi-antigen engagement may elicit a deeper and more durable response. Additionally, in a humanized mouse model of lymphoma, FT596 in combination with the anti-CD20 monoclonal antibody rituximab showed enhanced killing of tumor cells in vivo as compared to rituximab alone. FT596 is being investigated in a multi-center Phase 1 clinical trial for the treatment of relapsed / refractory B-cell lymphoma as a monotherapy and in combination with rituximab, and for the treatment of relapsed / refractory chronic lymphocytic leukemia (CLL) as a monotherapy and in combination with obinutuzumab (NCT04245722).

About FT538

FT538 is an investigational, universal, off-the-shelf natural killer (NK) cell cancer immunotherapy derived from a clonal master induced pluripotent stem cell (iPSC) line engineered with three functional components: a novel high-affinity 158V, non-cleavable CD16 (hnCD16) Fc receptor, which has been modified to prevent its down-regulation and to enhance its binding to tumor-targeting antibodies; an IL-15 receptor fusion (IL-15RF) that augments NK cell activity; and the deletion of the CD38 gene (CD38KO), which promotes persistence and function in high oxidative stress environments. FT538 is designed to enhance innate immunity in cancer patients, where endogenous NK cells are typically diminished in both number and function due to prior treatment regimens and tumor suppressive mechanisms. In preclinical studies, FT538 has shown superior NK cell effector function, as compared to peripheral blood NK cells, with the potential to confer significant anti-tumor activity to patients through multiple mechanisms of action. FT538 is being investigated in a multi-dose Phase 1 clinical trial for the treatment of acute myeloid leukemia (AML) and in combination with daratumumab, a CD38-targeted monoclonal antibody therapy, for the treatment of multiple myeloma (NCT04614636). FT538 is also being investigated in a multi-dose Phase 1 clinical trial in combination with one of an array of tumor-targeting monoclonal antibodies for the treatment of advanced solid tumors (NCT05069935).

About FT819

FT819 is an investigational, universal, off-the-shelf, T-cell receptor (TCR)-less CD19 chimeric antigen receptor (CAR) T-cell cancer immunotherapy derived from a clonal master induced pluripotent stem cell (iPSC) line, which is engineered with the following features designed to improve the safety and efficacy of CAR19 T-cell therapy: a novel 1XX CAR signaling domain, which has been shown to extend T‑cell effector function without eliciting exhaustion; integration of the CAR19 transgene directly into the T‑cell receptor alpha constant (TRAC) locus, which has been shown to promote uniform CAR19 expression and enhanced T‑cell potency; and complete bi-allelic disruption of TCR expression for the prevention of graft-versus-host disease. FT819 demonstrated antigen-specific cytolytic activity in vitro against CD19-expressing leukemia and lymphoma cell lines comparable to that of primary CAR T cells, and persisted and maintained tumor clearance in the bone marrow in an in vivo disseminated xenograft model of lymphoblastic leukemia (Valamehr et al. 2020). FT819 is being investigated in a multi-center Phase 1 clinical trial for the treatment of relapsed / refractory B-cell malignancies, including B-cell lymphoma, chronic lymphocytic leukemia, and acute lymphoblastic leukemia (NCT04629729).

About Fate Therapeutics, Inc.

Fate Therapeutics is a clinical-stage biopharmaceutical company dedicated to the development of first-in-class cellular immunotherapies for patients with cancer. The Company has established a leadership position in the clinical development and manufacture of universal, off-the-shelf cell products using its proprietary induced pluripotent stem cell (iPSC) product platform. The Company’s immuno-oncology pipeline includes off-the-shelf, iPSC-derived natural killer (NK) cell and T-cell product candidates, which are designed to synergize with well-established cancer therapies, including immune checkpoint inhibitors and monoclonal antibodies, and to target tumor-associated antigens using chimeric antigen receptors (CARs). Fate Therapeutics is headquartered in San Diego, CA. For more information, please visit www.fatetherapeutics.com.

Forward-Looking Statements

This release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding the Company’s results of operations, financial condition and sufficiency of its cash and cash equivalents to fund its operations, as well as statements regarding the advancement of and plans related to its product candidates, clinical studies and preclinical research and development programs, the Company’s progress, plans and timelines for the manufacture and clinical investigation of its product candidates, the timing for the Company’s receipt of data from its clinical trials and preclinical studies, the initiation of additional clinical trials and additional dose cohorts in ongoing clinical trials of the Company’s product candidates and the submission of IND applications for additional programs, the Company’s development and regulatory strategy, and the therapeutic and market potential of the Company’s product candidates. These and any other forward-looking statements in this release are based on management's current expectations of future events and are subject to a number of risks and uncertainties that could cause actual results to differ materially and adversely from those set forth in or implied by such forward-looking statements. These risks and uncertainties include, but are not limited to, the risk that the Company’s product candidates may not demonstrate the requisite safety or efficacy to achieve regulatory approval or to warrant further development, the risk that results observed in prior studies of the Company’s product candidates, including preclinical studies and clinical trials, will not be observed in ongoing or future studies involving these product candidates, the risk of a delay or difficulties in the manufacturing of the Company’s product candidates or in the initiation of, or enrollment of patients in, any clinical studies, the risk that the Company may cease or delay preclinical or clinical development of any of its product candidates for a variety of reasons (including requirements that may be imposed by regulatory authorities on the initiation or conduct of clinical trials, the amount and type of data to be generated, or otherwise to support regulatory approval, difficulties or delays in patient enrollment and continuation in the Company’s ongoing and planned clinical trials, difficulties in manufacturing or supplying the Company’s product candidates for clinical testing, and any adverse events or other negative results that may be observed during preclinical or clinical development), risks related to the impact of the COVID-19 pandemic on various aspects of the Company’s business and operations, including its ability to initiate, conduct and complete its clinical trials, and the risk that the Company’s expenditures may exceed current expectations for a variety of reasons. For a discussion of other risks and uncertainties, and other important factors, any of which could cause the Company’s actual results to differ from those contained in the forward-looking statements, see the risks and uncertainties detailed in the Company’s periodic filings with the Securities and Exchange Commission, including but not limited to the Company’s most recently filed periodic report, and from time to time in the Company’s press releases and other investor communications. Fate Therapeutics is providing the information in this release as of this date and does not undertake any obligation to update any forward-looking statements contained in this release as a result of new information, future events or otherwise.

Availability of Other Information about Fate Therapeutics, Inc.

Investors and others should note that the Company routinely communicates with investors and the public using its website (www.fatetherapeutics.com) and its investor relations website (ir.fatetherapeutics.com) including, without limitation, through the posting of investor presentations, SEC filings, press releases, public conference calls and webcasts on these websites. The information posted on these websites could be deemed to be material information. As a result, investors, the media, and others interested in Fate Therapeutics are encouraged to review this information on a regular basis. The contents of the Company’s website, or any other website that may be accessed from the Company’s website, shall not be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended.

Condensed Consolidated Statements of Operations and Comprehensive Loss

(in thousands, except share and per share data)

(unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2021	2020	2021	2020

Collaboration revenue	$14,225	$7,558	$38,777	$15,538
Operating expenses:
Research and development	53,130	30,694	146,004	86,641
General and administrative	15,718	8,351	40,385	23,583
Total operating expenses	68,848	39,045	186,389	110,224
Loss from operations	(54,623)	(31,487)	(147,612)	(94,686)
Other income (expense):
Interest income	289	447	1,012	2,054
Change in fair value of stock price appreciation milestones	11,026	(27,644)	3,070	(27,644)
Total other income (expense), net	11,315	(27,197)	4,082	(25,590)
Net loss	$(43,308)	$(58,684)	$(143,530)	$(120,276)
Other comprehensive income (loss):
Unrealized gain (loss) on available-for-sale securities, net	13	(311)	(143)	290
Comprehensive loss	$(43,295)	$(58,995)	$(143,673)	$(119,986)
Net loss per common share, basic and diluted	$(0.45)	$(0.68)	$(1.52)	$(1.49)
Weighted–average common shares used to compute basic and diluted net loss per share	95,409,201	86,887,280	94,396,485	80,715,564

Condensed Consolidated Balance Sheets

(in thousands)

(unaudited)

	September 30,	December 31,
	2021	2020

Assets
Current assets:
Cash and cash equivalents	$129,180	$167,347
Accounts receivable	7,311	5,515
Short-term investments and related maturity receivables	549,521	315,569
Prepaid expenses and other current assets	7,701	5,892
Total current assets	693,713	494,323
Long-term investments	124,877	—
Operating lease right-of-use assets	64,970	67,084
Other long-term assets	101,011	61,050
Total assets	$984,571	$622,457

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable and accrued expenses	$60,442	$21,847
Deferred revenue, current portion	23,545	21,144
CIRM award liability, current portion	3,200	3,200
Operating lease liabilities, current portion	4,697	3,355
Stock price appreciation milestones, current portion	—	36,018
Total current liabilities	91,884	85,564
Deferred revenue, net of current portion	32,563	46,021
CIRM award liability, net of current portion	800	800
Operating lease liabilities, net of current portion	104,360	93,943
Stock price appreciation milestones, net of current portion	24,632	11,684
Stockholders’ equity	730,332	384,445
Total liabilities and stockholders’ equity	$984,571	$622,457

Contact:

Christina Tartaglia

Stern Investor Relations, Inc.

212.362.1200

christina@sternir.com